Exhibit 4.6

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THE INFORMATION AS PRIVATE OR CONFIDENTIAL.

FORM OF DIRECTOR AGREEMENT WITH INDEPENDENT DIRECTORS OF THE REGISTRANT

HYWIN HOLDINGS LTD.

DIRECTOR AGREEMENT

This Director Agreement (the “Agreement”) is made and entered into as of June 27, 2022, by and between Hywin Holdings Ltd., a Cayman Islands company (the “Company”), and [CHAN, Chun Hung Vincent], an individual (the “Director”).

I.SERVICES

1.1  Board of Directors. Director has been appointed as a non-executive director of the Company’s Board of Directors (the “Board”), effective upon June 27, 2022 (the “Effective Date”), until the date on which Director ceases to be a member of the Board for any reason (such date being the “Expiration Date”).

1.2  Director Services. Director’s services to the Company hereunder shall include service on the Board and service on any committee(s) of the Board, in accordance with applicable law and the then current Memorandum and Articles of Association of the Company (the “Articles”) (the “Director Services”).

1.3  Independence. Director acknowledges that appointment to the Board is contingent upon the Board’s determination that the Director qualifies as an “Independent Director” as defined in the Articles from time to time. The Director acknowledges and agrees that the acceptance, directly or indirectly, of any consulting, advisory, or other compensatory fee, other than for Board service, from the Company or any subsidiary thereof will impair the Director’s independence, and the Director agrees not to accept any such fees.  Director agrees to complete, on an annual basis or more frequently at the direction of the Company, questionnaires regarding his affiliations and to provide other information for purposes of public company reporting and the Board’s determination of him as an Independent Director, and to promptly notify the Company of any changes in that information.

II.COMPENSATION

2.1  Expense Reimbursement. The Company shall reimburse Director for all reasonable travel and other out-of-pocket expenses incurred in connection with the Director Services rendered by Director provided (a) the Company has agreed in writing in advance to reimburse such expenses (which agreement may be provided by electronic communication by an authorized Company employee), and (b) Director provides the Company with appropriate receipts or other relevant documentation for all such expenses.

2.2  Fees to Director. The Company agrees to pay Director the following fees

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for the Director Services: an annual retainer of US$[***] for his service as the member of the Board and one or more of the committees of the Board that is to be determined by the Board. In the event Director ceases to serve on the Board  for any reason, Director shall be entitled to the pro rata portion of the annual fee for the number of months he has served on the Board  in a given year.

2.3   Director and Officer Liability Insurance, Indemnification and Expense Advancement. The Company shall ensure that the Company’s director and officer liability insurance policy provides Director with coverage for damages and losses incurred in connection with the Director Services. The Company shall indemnify and advance expenses to Director in accordance with the Articles.

2.4   [Taxes; Withholding. Director bears sole responsibility for taxes on any amounts payable to Director pursuant to this Agreement. Director agrees to cooperate with the Company to take all steps necessary or appropriate for the withholding of taxes by the Company required under law or regulation in connection herewith, and the Company may act unilaterally in order to comply with such laws.] / [If Director provides to the Company a tax residency certificate for a jurisdiction with which China has a tax treaty and other documentation on a necessary basis for the application of taxation exemption, and the competent tax authority in China approves the taxation exemption application, the Company shall not withhold and pay to the relevant tax authorities in China any Chinese corporation income taxes, if applicable, in connection with the provision of the Director Services, in accordance with the applicable Chinese laws. In addition, the Company shall bear the Chinese value-added tax and any additional Chinese taxes and surcharges levied on value-added tax, and Director shall bear the Chinese income tax (if any) and any other taxes liable to pay outside China.]

III.	DUTIES OF DIRECTOR

3.1  Fiduciary Duties. In fulfilling his responsibilities as a Director, Director shall act in accordance with his fiduciaries duty to the Company, including the duty of loyalty, the duty to act honestly and the duty to act in what Director considers in good faith in the Company’s best interests. Director shall exercise powers only for proper purposes and be attentive and inform himself of all material facts regarding a decision before taking action. In addition, Director’s actions shall be motivated solely by the best interests of the Company and its shareholders.

3.2  Conflicts of Interest. In the event that Director has a direct or indirect financial or personal interest in a contract or transaction to which the Company is a party, or Director is contemplating entering into a transaction that involves use of corporate assets or competition against the Company, Director shall promptly disclose such potential conflict to the applicable Board committee or the Board and proceed as directed by such committee or the Board, as applicable.

3.3   Corporate Opportunities. Whenever Director becomes aware of a business opportunity related to the Company’s business, which one could reasonably expect the Director to make available to the Company, Director shall promptly disclose such opportunity to the applicable Board committee or the Board and proceed as directed

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by such committee or the Board, as applicable.

3.4  Confidentiality. During the term of this Agreement and for the period after the Expiration Date that ends when Confidential Information (defined below) becomes publicly available other than through unauthorized disclosure by Director, Director shall maintain in strict confidence all information, knowledge and data he has obtained or shall obtain from the Company which the Company has designated as “confidential” or which is, by its nature confidential and/or proprietary, relating to the Company’s business, operations, properties, assets, services, condition (financial or otherwise), liabilities, employees and employee relations, customers (including customer usage statistics), suppliers, licensors, licensees, joint venturers, directors (including information about Board and Board committee deliberations and voting), officers, representatives, agents or consultants, prospects, technology, or trade secrets (the “Confidential Information”), except to the extent such information (a) is in the public domain through no act or omission of the Company, (b) is required to be disclosed by law or a valid order by a court or other governmental body, or (c) is independently learned by Director outside of this relationship.

3.5   Nondisclosure and Nonuse Obligations. Director will use the Confidential Information solely to perform the Director Services for the benefit of the Company. During the term of this Agreement and for the period after the Expiration Date that ends when Confidential Information becomes publicly available other than through unauthorized disclosure by Director, Director (a) will treat all Confidential Information of the Company with the same degree of care as Director treats his own Confidential Information, (b) will use his best efforts to protect the Confidential Information, (c) will not use the Confidential Information for his own benefit or the benefit of any person or entity other than the Company, and (d) will not reproduce or disclose such information to any other person or entity, except as may be specifically permitted in this Agreement. Director will immediately give notice to the Company of any unauthorized use or disclosure by or through him, or of which he becomes aware, of the Confidential Information. Director agrees to assist the Company in remedying any such unauthorized use or disclosure of the Confidential Information.

3.6   Return of the Company Property. All materials furnished to Director by the Company, whether delivered to Director by the Company or made by Director in the performance of Director Services under this Agreement (the “Company Property”) are the sole and exclusive property of the Company. Director agrees to promptly deliver the original and any copies of the Company Property to the Company at any time upon the Company’s request. As promptly as possible after the Expiration Date, , Director agrees to deliver to the Company or a person designated by the Company or destroy, at the Company’s option, the original and any copies of the Company Property, and will erase all electronic files in Director’s possession or under Director’s control relating to such materials. Director agrees to certify in writing that Director has so returned or destroyed all such the Company Property.

3.7  Company Policies. Director shall act in a manner consistent with the Company’s Code of Business Conduct and Ethics, as may be in existence now or at any time during the term of this Agreement, and any other policy, code or document governing the conduct of directors of the Company as may be in existence now or at any time during the term of this Agreement. The Company shall provide Director with copies of all such policies, codes and documents governing the conduct of directors of the Company that are in effect from time to time. Director shall perform relevant duties

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according to related documents of the Board.

3.8  No Insider Trading. Director shall not (a) buy or sell securities of the Company or of any other company with which the Company does business if Director possesses material nonpublic information, or (b) disclose material nonpublic information to others who might use it to buy or sell securities.

IV.	COVENANTS OF DIRECTOR

4.1  No Conflict of Interest. During the term of this Agreement and for a period of one (1) year after the Expiration Date, Director shall not be employed by, own, manage, control or participate in the ownership, management, operation or control of any business entity that is competitive with the Company or otherwise undertake any obligation inconsistent with the terms hereof, provided that Director may own equity of certain business entity engaging in similar business as that of the Company subject to the prior approval by the Board, and provided further that Director may continue Director’s current affiliation or other current relationships with the entity or entities described on Exhibit A (all of which entities are referred to collectively as “Current Affiliations”). During the term of this Agreement and for a period of one (1) year after the Expiration Date, Director shall not be employed by, operate or manage any business entity that is competitive with the Company. This Agreement is subject to the current terms and agreements governing Director’s relationship with Current Affiliations, and nothing in this Agreement is intended to be or will be construed to inhibit or limit any of Director’s obligations to Current Affiliations. Director represents and covenants that Director’s performance of the Director Services does not and will not breach or conflict with any agreement, written or oral, to which Director is or becomes a party, and that nothing in this Agreement conflicts with Director’s obligations to Current Affiliations. A business entity shall be deemed to be “competitive with the Company” for purpose of this Article IV only if and to the extent it engages in business substantially similar to the Company’s business as it relates to providing wealth management services, insurance brokerage services and asset management services.

4.2  Noninterference with Business. During the term of this Agreement, and for a period of one (1) year after the Expiration Date, Director agrees not to interfere with the business of the Company in any manner. By way of example and not of limitation, Director agrees not to solicit or induce any employee, independent contractor, customer or supplier of the Company to terminate or breach his or her employment, contractual or other relationship with the Company.

V.TERM AND TERMINATION

5.1   Term. This Agreement is effective on the Effective Date and will continue until Director’s successor is duly elected or appointed and qualified or until Director’s earlier death, disqualification, resignation or removal (“Termination”).

5.2  Termination. Either party may terminate this Agreement at any time upon thirty (30) days prior written notice to the other party, or such shorter period as the parties may agree upon. Termination of this Agreement shall not have the effect of removing Director from the Board.

5.3   Survival. The rights and obligations contained in Articles III and IV of this

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Agreement will survive any termination or expiration of this Agreement.

VI.	MISCELLANEOUS

6.1  Assignment. Except as expressly permitted by this Agreement, neither party shall assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

6.2   No Waiver. The failure of any party to insist upon the strict observance and performance of the terms of this Agreement shall not be deemed a waiver of other obligations hereunder, nor shall it be considered a future or continuing waiver of the same terms.

6.3  Remedies. The Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement, without bond.

6.4   Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission upon acknowledgment of receipt of electronic transmission; (iv) by certified or registered mail, return receipt requested, upon verification of receipt; or (v) by electronic mail, upon the time of transmission. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.

To the Company:

F3, Hywin Financial Centre

8 Yincheng Mid. Road, Pudong New District, Shanghai City

People’s Republic of China, 200120

Attention: CFO’s office

Email: [***]

To Director:

[***]

6.5  Governing Law and Jurisdiction. This Agreement shall be governed in all respects by the laws of the laws of the State of New York, United States of America, without regard to conflicts of law principles thereof. In any legal proceeding arising out of or related to this Agreement, each party consents to the jurisdiction of, and venue in, the state and federal courts of the State of New York.

6.6  Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

6.7  Entire Agreement. This Agreement constitutes the entire agreement between

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the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Director Services undertaken by Director for the Company.

6.8   Amendments. This Agreement may only be amended, modified or changed by an agreement signed by the Company and Director. The terms contained herein may not be altered, supplemented or interpreted by any course of dealing or practices.

6.9  Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page to follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company:	HYWIN HOLDINGS LTD.

	Name:	Dian WANG
	Title:	CEO and Director

Director:

	Name:	Chan Chun Hung
Vincent

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